IMAX CORPORATION

EXHIBIT 10.28

SECOND AMENDING AGREEMENT

This Amendment to Employment Agreement dated as of May 14th, 2010 (the “Amending Agreement”) is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),

and

JOESPH SPARACIO, of the Town of Holmdel in the State of New Jersey

(the “Executive”),

WHEREAS, the Company wishes to enter into this Amending Agreement to amend and extend the Employment Agreement dated as of May 14th, 2007 between the Company and Executive as amended by the First Amending Agreement dated May 14th, 2009 (together, the “Agreement”), whereunder the Executive provides services to the Company, and the Executive wishes to so continue such engagement, as on the same terms and conditions as set out thereunder.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1.3 of the Agreement shall be deleted and replaced with the following:

“Section 1.3 Term of Employment. The Employee’s employment under this Agreement commenced on the 14th day of May, 2007 (the “Commencement Date”) and shall terminate on the earlier of (i) May 14, 2012, or (ii) the termination of the Employee’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on May 13, 2012 or such later date to which the term of the Employee’s employment under this Agreement shall have been extended is hereinafter referred to as the “Employment Term. The Company shall notify the Executive at least six (6) months prior to the second anniversary of this Amending agreement of its intentions with respect to renewing the Agreement.

2. Section 2.1 of the Agreement shall be deleted and replaced with the following:

“Section 2.1 Base Salary. Effective May 14th, 2010, the Executive’s Base Salary shall be US$ 385,000. Effective May 14th, 2011, the Executive’s Base Salary shall be US$ 400,000.”

3. Section 4 (b) of the Agreement will be deleted and replaced with the following:

(b) “Without Cause” means termination of the Executive’s employment by the Company other than for Cause (as defined in Section 4.2), death or disability (as set forth in Section 5) and shall also be deemed to include a change in the principal place of employment of the Executive to a location outside of the borough of Manhattan in New York City where the travel time from the Executive’s home exceeds 1 hour.

4. Section 6 of the Agreement shall be deleted and replaced with the following:

Section 6 Mitigation. Subject to Section 7.1 and 7.2, and other than in the case of a termination without cause following a Change of Control as defined in Section 4.1.1, the Executive shall be required to mitigate the amount of any payment provided for in Section 4.1.1 by seeking other employment or remunerative activity reasonably comparable to his duties hereunder. The Executive shall be required as a condition of any payment under Section 4.1.1 (other than the Termination Payment) promptly to disclose to the Company any such mitigation compensation.

Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Amending Agreement on this 14th day of May, 2010.

IMAX CORPORATION

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Exec. VP Corporate Services, & Corporate Secretary

By:	/s/ Gary Moss
	Name:	Gary Moss
	Title:	Chief Operating Officer

SIGNED, SEALED AND DELIVERED	EXECUTIVE:
in the presence of:

/s/ Lauren Russell	/s/ Joe Sparacio
Witness Lauren Russell	Joe Sparacio